CONTACTS:
Ann Parker
Director of Corporate Communications
LodgeNet Entertainment Corporation
605-988-1000
communications@lodgenet.com
LODGENET TO PRESENT AT
CL KING BEST IDEAS CONFERENCE 2006
Company to Report Progress on Strategic Plan and to Increase Net Free Cash Flow Guidance
     New York, NY — September 19, 2006 — LodgeNet Entertainment Corporation (NASD:LNET), the world leader in interactive TV and broadband solutions to hotels and healthcare facilities, will present here today at 4 p.m. Eastern Time at the CL King Best Ideas Conference. LodgeNet President & CEO Scott C. Petersen will report that the Company continues to make solid progress against its strategic plan focused on growth, profitability and cash flow generation. The Company will also increase its 2006 third quarter and annual guidance for net free cash flow (defined as cash provided by operating activities less cash used for investing activities, including growth-related capital).
     Petersen will indicate that revenue for the third quarter is expected to increase as previously guided over last year based, in part, on increased revenue from movies and other video-on-demand content. “With the increasing size of our digital base, the number and variety of guest purchases continues to expand,” Petersen says. “During August, we had two movies that generated more than $1 million — The DaVinci Code and The Break-Up. We currently estimate that we will record approximately 20 million guest purchases this calendar year, making LodgeNet one of the largest VOD (video-on-demand) companies in the world.”
     Petersen will also report that the Company is continuing to make solid progress leveraging LodgeNet’s interactive television platform into the healthcare market. “We are pleased to announce new contracts to install our system in two outstanding hospitals in Texas: Houston Northwest Medical Center, and Texas Heart Hospital of the Southwest in Plano.” Petersen notes that as with the Company’s other healthcare clients, the hospitals will purchase LodgeNet’s interactive television platform, license its software, and contract with LodgeNet for a variety of patient education and entertainment options as part of their overall service offerings. Petersen says that hospital installations year-to-date are expected to generate more than $2.0 million of revenue for LodgeNet in 2006.
     As a result of its growth initiatives, Petersen will state that the Company expects to again report positive Net Income for the Third Quarter. Based on this and other factors, Petersen will indicate that the Company is increasing its guidance for net free cash flow to $8.0 to $9.0 million for the third quarter (an increase of $1.0 million over previously issued guidance). This increase will similarly raise the Company’s annual net free cash flow guidance to $18.0 to $20.0 million. This will compare to $12.8 million of net free cash flow generated by the Company during 2005.
     Petersen will confirm that for the third quarter, LodgeNet continues to expect revenue in a range from $76.0 million to $78.0 million and operating income from $7.5 million to $8.5 million. Adjusted Operating Cash Flow is expected to be in a range from $25.0 million to $26.0 million. Net income is expected to be $1.0 million to $2.0 million or income per share of $0.05 to $0.10.
The Company has posted a copy of the presentation it will be giving at the CL King Best Ideas Conference on its website — www.lodgenet.com.

About LodgeNet
     LodgeNet Entertainment Corporation (www.lodgenet.com) is the world’s largest provider of interactive television and broadband solutions to hotels throughout the United States and Canada as well as select international markets. These services include on-demand movies, on-demand games, music and music videos, subscription sports programming and television on-demand programming, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. LodgeNet provides service to more than one million interactive rooms and serves more than 6,000 hotel properties worldwide. LodgeNet estimates that during 2005 approximately 300 million domestic and international travelers had access to LodgeNet’s interactive television systems. In addition, LodgeNet is a leading innovator in the delivery of on-demand patient education, information and entertainment to healthcare facilities. LodgeNet is listed on NASDAQ and trades under the symbol LNET.
Forward-Looking Statement
     Certain statements in this press release constitute “forward-looking statements”. When used in this press release, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed herein, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, which can be particularly affected by international crisis, acts or threats of terrorism and public health issues, competition from providers of similar services and from alternative systems for accessing in-room entertainment, changes in demand for our products and services, programming costs, availability, timeliness and quality; technological developments by competitors, developmental costs, difficulties and delays; relationships with clients and property owners, the availability of capital to finance growth, the impact of government regulations, potential effects of litigation, risks of expansion into new markets, risks related to the security of our data systems, and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
# # #